Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Share Purchase Rights)

of

InFocus Corporation

at

at $0.95 Net Per Share in Cash

by

IC Acquisition Corp.

a wholly-owned subsidiary of

Image Holdings Corporation

a wholly-owned subsidiary of

Radisson Investment Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 22, 2009, UNLESS THE OFFER IS EXTENDED.

April 27, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated April 27, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”), relating to the Offer by IC Acquisition Corp., an Oregon corporation (“Purchaser”) and a wholly-owned subsidiary of Image Holdings Corporation, an Oregon corporation (“Image Holdings”) and a wholly-owned subsidiary of Radisson Investment Limited, a Hong Kong corporation (“Radisson”), to purchase for cash all the outstanding shares of common stock, without par value (the “InFocus Common Stock”), and the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of January 7, 2009, between InFocus Corporation, an Oregon corporation (“InFocus”), and Mellon Investor Services LLC, a New Jersey limited liability company (together with the InFocus Common Stock, the “Shares”), of InFocus, at a purchase price of $0.95 per Share, net to the seller in cash, without interest thereon and subject to any required withholding of taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer price is $0.95 per Share, net to the seller in cash, without interest thereon and subject to any required withholding of taxes.

2. The Offer is made for all of the outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 10, 2009, among Image Holdings, Purchaser and InFocus (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, on the terms and subject to the conditions set forth in the Merger Agreement and following the completion of the Offer, Purchaser will merge with and into InFocus (the “Merger”), with InFocus continuing as the surviving corporation and becoming a wholly owned subsidiary of Image Holdings. By virtue of the Merger and without any action on the part of the InFocus shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by InFocus, Image Holdings or Purchaser, or any of their respective subsidiaries, and (ii) Shares held by InFocus shareholders who perfect dissenter’s rights, if any, under the Oregon Business Corporation Act, as amended (the “OBCA”), with respect to the Merger) will be converted into the right to receive $0.95 net in cash, or any higher price paid per Share in the Offer, without interest (the “Merger Consideration”), subject to any withholding of taxes. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

4. The Board of Directors of InFocus has unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of InFocus and the InFocus shareholders; (ii) adopted the Merger Agreement in accordance with the OBCA, and approved the transactions contemplated thereby, including the Offer and the Merger and the transactions contemplated by the Support Agreement (as defined in the Offer to Purchase); and (iii) recommended that InFocus’ shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if applicable, approve the Merger and approve and adopt the Merger Agreement.

5. The Offer and withdrawal rights will expire at Midnight, New York City Time, on Friday, May 22, 2009, unless the Offer is extended.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is conditioned on, among other things, there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 65% of the total number of outstanding Shares on a fully diluted basis. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon Purchaser, Image Holdings or Radisson obtaining financing.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal (and any amendments or supplements thereto). The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after a good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock (Including the Associated Common Share Purchase Rights)

of

InFocus Corporation

by

IC Acquisition Corp.

a wholly-owned subsidiary of

Image Holdings Corporation

a wholly-owned subsidiary of

Radisson Investment Limited

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated April 27, 2009 (as it may be amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by IC Acquisition Corp., an Oregon corporation (“Purchaser”) and a wholly-owned subsidiary of Image Holdings Corporation, an Oregon corporation (“Image Holdings”) and a wholly-owned subsidiary of Radisson Investment Limited, a Hong Kong corporation (“Radisson”), to purchase for cash all the outstanding shares of common stock, without par value (the “InFocus Common Stock”), and the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of January 7, 2009, between InFocus Corporation, an Oregon corporation (“InFocus”), and Mellon Investor Services LLC, a New Jersey limited liability company (together with the InFocus Common Stock, the “Shares”), of InFocus, at a purchase price of $0.95 per Share, net to the seller in cash, without interest thereon and subject to any required withholding of taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Account Number

Number of Shares to be Tendered*

Dated: , 2009

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Signature(s)

Print Name(s)

Address

Area Code and Telephone Number(s)

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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